Exhibit 99.1
HANSEN MEDICAL RECEIVES FDA CLEARANCE FOR COMMERCIALIZATION OF ITS FIRST GENERATION ROBOTIC PLATFORM FOR CATHETER MAPPING PROCEDURES
New Technology Now Available for Patients Suffering from Cardiac Arrhythmias
MOUNTAIN VIEW, Calif., May 3, 2007 — Hansen Medical, Inc. announced today that it has obtained U.S. Food & Drug Administration (FDA) clearance for commercialization of the Sensei™ Robotic Catheter System and Artisan™ Control Catheter to facilitate manipulation, positioning and control of mapping catheters during electrophysiology (EP) procedures.
     The clearance allows physicians to use Hansen Medical’s first generation robotic platform to easily place mapping catheters in hard-to-reach anatomical locations within the heart and maintain catheter stability during the diagnostic phase of complex cardiac arrhythmia treatment. Physicians who have used this product for EP procedures say the Sensei system has the potential to change the way cardiac procedures are performed to a more standard approach for complex diseases.
     “Hansen Medical is very pleased with the FDA’s clearance for the Sensei system, particularly since we previously projected that this clearance would be granted in the second half of 2007,” said Frederic Moll, M.D., founder and chief executive officer of Hansen Medical, Inc. “Our direct sales force coupled with our clinical applications specialists can now initiate the sales process and leverage the relationships they have established with leading hospitals throughout the country.”
     “By offering physicians the freedom to extend their reach into areas of the heart through a robotically controlled catheter that offers instinctive and deliberate catheter guidance, we believe we can ultimately help physicians to better perform complex catheter procedures and contribute to the successful diagnosis of life threatening cardiac diseases,” continued Dr. Moll.
     Currently, cardiac mapping procedures performed as part of the treatment of patients suffering from abnormal heart rhythms are done using a manual technique. The technique requires physicians to perform a series of complex manipulations at one end of the catheter with inadequate assurance that the tip of the catheter will respond as desired while inside a patient’s heart. Achieving stable contact at anatomic sites within the heart,
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which is essential for successful mapping procedures, can be difficult. As a result, insufficient contact between the catheter tip and the inside of the heart wall can lead to highly variable and less than optimal procedure results for the patient. Hansen Medical believes its robotic platform overcomes these hurdles and will enable physicians to perform procedures that historically have been too difficult or time consuming to accomplish routinely with existing manual technique.
     Andrea Natale, M.D., director for the Center for Atrial Fibrillation, director of the Electrophysiology Laboratories and head of the Section of Pacing and Electrophysiology at the Cleveland Clinic Foundation, used the Sensei system during clinical evaluation on 25 patients in the Czech Republic and Germany. “The stability of the Artisan catheter allowed us to perform catheter mapping procedures more efficiently and effectively,” said Dr. Natale. “Moreover, the incorporation of the new Sensei system and catheter did not add time to the procedures, nor did it require increased radiation time, as would normally be expected with new technology. As a result, I would expect this new system to become the medical standard for performing complex EP procedures, which are currently limited to those individuals with the highest level of skill.”
     The new robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. The two main components that comprise the system are the Artisan control catheter and an ergonomically designed, remotely-placed workstation where the physician is seated throughout each procedure. In addition to lessening operator fatigue, the remote workstation creates a virtual shield for physicians against harmful radiation.
     The open architecture provided by the Sensei System, which allows the use of pre-approved catheters from third-party manufacturers, requires a labeling addition from the FDA. The addition is intended to remind physicians that the safety and effectiveness of the system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation, have not been established.
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About Hansen Medical, Inc.
     Hansen Medical, based in Mountain View, Calif., was founded in 2002 to develop products and technology using robotics for the accurate positioning, manipulation and stable control of catheters and catheter-based technologies. Additional information can be found at www.hansenmedical.com.
     This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about the potential for success and timing of sales in Europe of the Sensei System and Artisan Control Catheter. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including potential safety issues; the scope of potential use of our products; the scope and validity of intellectual rights applicable to our products; competition from other companies; our ability to obtain additional financing to support our operations; our ability to successfully launch and market our product; and other risks detailed in the “Risk Factors” section of our Annual Report on Form 10K. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
     Hansen Medical has pending trademark applications for “Hansen Medical,” “Sensei,” ”Artisan,” ”Hansen Artisan,” as well as the Hansen Medical “heart design” logo.
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Amy Cook	Steven Van Dick
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